SECOND QUARTER 2025 FINANCIAL RESULTS

MANAGEMENT COMMENTARY:

During the second quarter, the Company continued to see stable loan demand and began selling whole loans to a third-party institutional investor, supplementing its existing strategy of holding loans on its balance sheet (additional details below). This strategic expansion is expected to enhance borrower acquisition efficiency, improve loan pricing, optimize capital deployment, and generate increased profit. The Company did not experience any material effects from tariffs or a slowdown in the economy. We anticipate that a slowdown in economic activity will be a net positive for the Company as interest rates decrease, lowering the Company's cost of capital and stimulating buyer demand for residential real estate. Our borrowers continued to perform well in this environment by offering buyers a remodeled home at an attractive price. It is important to note that our borrowers do not depend on increasing real estate prices to make a profit. Because our borrowers' projects are short-term, and their profits come primarily from the opportunistic purchase price and subsequent value-add improvements made to their projects, we believe our borrowers are more sensitive to completing and selling their projects quickly than they are to the current trend in real estate prices. We continued to observe that our experienced borrowers are finding more attractive opportunities as less experienced borrowers leave the market. The Company continued its risk mitigation strategy initiated during 2020: (1) most new loans required borrowers to pre-pay interest; (2) we continued lending primarily to experienced borrowers (at least 3 projects completed in the last 3 years); (3) we continued lending primarily in non-judicial states, which we believe to be less risky than judicial states; and (4) we continued lending on lower risk projects (less complex scope of work, existing occupancy permits, resale prices in the liquid segments of each real estate sub-market). Measures of investment security (portfolio loan-to-value, asset coverage ratios and interest coverage ratios) all remained healthy, with no material change.

LOAN-TO-VALUE, ASSET COVERAGE & INTEREST COVERAGE

- **Portfolio "After Repair" LTV:** Active loans 64%, paid off loans (actual) 62% vs paid off loans (estimate) 66%.
- **Cumulative "As-Is" LTV:** Bank Borrowings 33%, Class D Equity 39%, Class C Equity 54%, Class B Equity 66%, Class A Equity 69%.
- **Cumulative "As-Is" Asset Coverage:** Bank Borrowings 3.07x, Class D Equity 2.58x, Class C Equity 1.86x, Class B Equity 1.52x, Class A Equity 1.44x.
- **Cumulative Interest and Preferred Return Coverage:** Bank Borrowings 3.8x, Class D Equity 3.3x, Class C Equity 2.5x, Class B Equity 1.9x.

INCOME STATEMENT HIGHLIGHTS

- **Net Income:** $1,545,538, up 8.2% quarter/quarter, up 9.1% year/year.
- **Net Interest Margin:** 8.988%, up 28 basis points quarter/quarter, up 35 basis points year/year.
- **Net Interest Rate Spread:** 4.971%, up 31 basis points quarter/quarter, up 87 basis points year/year.
- **Interest Income:** $3,924,638 up 6.5% quarter/quarter, up 9.3% year/year.
- **Interest Expense:** $1,063,780 up 4.8% quarter/quarter, up 9.1% year/year.
- **Net Interest Income:** $2,860,858 up 7.2% quarter/quarter, up 9.3% year/year.

BALANCE SHEET HIGHLIGHTS

- **Total Assets:** $132.7 million, up 10.1% quarter/quarter, up 10.3% year/year.
- **Loans Receivable, Net:** $129.4 million, up 10.3% quarter/quarter, up 10.6% year/year.
- **Total Equity:** $69.2 million (52.1% of total assets), up 1.9% quarter/quarter, down 0.3% year/year; **Class A Equity:** $6.2 million (4.7% of total assets); **Class B Equity:** $22.9 million (17.2% of total assets); **Class C Equity:** $28.3 million (21.3% of total assets); **Class D Equity:** $11.8 million (8.9% of total assets).
- **Bank Borrowings:** $61.4 million (46.3% of total assets), up 20.6% quarter/quarter, up 24.3% year/year.

LOANS & ASSET QUALITY

- **Allowance for Loan Losses:** $2,139,362 (1.6% of UPB). $80,213 provision added, and no charge offs taken.
- **Delinquent Loans:** 0 new loans became delinquent. 1 Delinquent Loans Paid Off. 0 Delinquent Loan cured. 0 Delinquent loan converted to REO. 2 Delinquent Loans at quarter end.
- **REO Assets:** 0 new REO asset acquired. 0 REO asset sold. Total REO assets $2.1 million (1 property).

New Taxable REIT Subsidiary

During the second quarter, the Company began selling whole loans to a third-party institutional investor, supplementing its existing strategy of holding loans on its balance sheet. This strategic expansion is expected to enhance borrower acquisition efficiency, optimize capital deployment, and generate increased profit.

Historically, the Company was periodically constrained by available capital, having to decline high-quality loan opportunities or suspend borrower marketing efforts - which require significant lead time to ramp up or wind down. With the ability to sell whole loans, the Company can now maintain a fully deployed loan portfolio while offloading excess loan volume to institutional buyers. This should enable uninterrupted marketing operations, ensuring a consistent pipeline of new borrowers, and add incremental loan origination income. A more predictable borrower flow also strengthens the Company's pricing power by reducing dependency on repeat borrowers.

Because mortgage REITs are not permitted to engage in programmatic loan sales, the Company established a wholly owned taxable REIT subsidiary ("TRS") to facilitate this new business activity. Whole loans are sold and serviced through the TRS, which pays corporate income taxes on its net earnings and distributes the remaining profits to the Company as special dividends. These distributions are expected to be accretive to earnings.

During the second quarter, the Company's TRS originated four loans totaling $1,392,800 in unpaid principal balance ("UPB") and sold eight loans totaling $2,906,000 in UPB, ending the quarter with no loans held for sale. As of quarter-end, the TRS was servicing seven loans on behalf of whole loan buyers, with a total UPB of $2,732,800.

TRS Portfolio Metrics

LOANS ORIGINATED	1Q25	2Q25
Loans Originated, #	4	4
Loans Originated, $	$ 1,513,200	$ 1,392,800
Total Historical Originations, #	4	8
Total Historical Originations, $	$ 1,513,200	$ 2,906,000
LOAN HELD FOR SALE	**1Q25**	**2Q25**
Loans Held for Sale, #	4	0
Loans Held for Sale, $	$ 1,513,200	$ -
LOANS SOLD	**1Q25**	**2Q25**
Loans Sold, #	0	8
Loans Sold, $	$ -	$ 2,906,000.00
Total Historical Loan Sales, #	0	8
Total Historical Loan Sales, $	$ -	$ 2,906,000.00
LOANS SERVICED	**1Q25**	**2Q25**
Active Loans, #	0	7
Active Loans, $	$ -	$ 2,732,800
Paid Off Loans, #	0	1
Paid Off Loans, $	$ -	$ 172,200

Portfolio Loan-to-Value and Coverage Ratios

Portfolio Loan-to-Value based on "After-Repair" Value. The Company is an asset-based lender, and its underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value coverage. In determining real estate collateral value, the Company inspects the properties and evaluates comparable property values in the area using Multiple Listing Service (MLS) data. Based on this information, the Company prepares an estimate of the "after-repair" value for each property. The Company's "after-repair" value estimates assume that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan funds and represents the Company's estimate of the market value of the collateral after completion of the project

based on information about comparable properties available at that time. In more complex transactions or for properties with limited comparable data, the Company may seek a formal valuation report such as an appraisal or broker price opinion. However, appraisals are recognized in the mortgage banking industry to represent estimates of value but should not be relied upon as the only measure of true worth or realizable value. Collateral value is determined solely in the judgment of the Company.

The Company believes that performing in-house real estate valuations provides it with a competitive advantage. By performing hundreds of in-house valuations per year in multiple geographies, the Company can continually refine its appraisal process and analyze real estate market trends within different geographies. This internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing borrowers with a higher quality of service. The Company reports to investors on a quarterly basis the results of its valuation methodology testing. These tests compare the actual loan to sale-price for those loans that paid off during a given quarter against the Company's estimated valuation for those same properties at the time the loans were made. This monthly analysis helps the Company to analyze and improve its in-house valuation methodology on an ongoing basis.

The following table sets forth the average loan-to-value for Portfolio Loans at the dates indicated, based on "after-repair" value:

Loan-to-Value Based on "After-Repair" Value

	As of or for the Three Months Ended June 30,		As of or for the Year Ended December 31,	
	2025	2024	2024	2023
Loan to value - active loans, end of period				
Unpaid principal balance	$ 132,355,820	$ 119,793,686	$ 126,111,912	$ 129,676,027
Undisbursed construction loan balance (1)	6,300,465	8,389,536	6,134,391	12,225,739
Estimated "after-repair" value (2)	217,507,700	204,774,000	207,339,000	221,764,000
Estimated "after-repair" loan-to-value (3)	64%	63%	64%	64%
Loan to value - properties sold retail, during period				
Principal balance	$ 41,405,100	$ 43,421,442	$ 161,322,448	$ 150,511,539
Actual sale price	66,289,706	72,964,314	266,638,698	243,038,462
Actual loan-to-sale price (4)	62%	60%	61%	62%
Original "after-repair" loan-to-value estimate	66%	66%	66%	64%
Number of loans	77	90	342	341
Loans refinanced or properties sold wholesale, during period				
Unpaid principal balance	$ 7,716,100	$ 9,645,945	$ 34,307,353	$ 29,530,503
Number of loans	23	30	122	207

(1) Undisbursed construction loan balance is comprised of construction funds that have been approved but not yet disbursed. Once disbursed, the construction funds are added to the unpaid principal balance.

(2) Estimated 'after repair' value assumes all undisbursed construction loan balances are fully disbursed and corresponding capital improvements to real estate have been completed. Real estate values are based on the Company's 'after-repair' value estimates.

(3) Estimated 'after-repair' loan-to-value is calculated by dividing the sum of the unpaid principal balance and the undisbursed construction loan balance by the estimated 'after-repair' value. The principal balance of each loan was used to calculate the weighted average.

(4) Actual loan-to-sale price is calculated by dividing the fully funded loan amount by the actual sale price of the real estate collateral. The principal balance of each loan was used to calculate the weighted average. Loans that were refinanced or secured by real estate collateral that was sold wholesale (prior to planned improvements being completed) were excluded from the calculation.

The Company does not charge interest to borrowers on loan proceeds held back for construction until those proceeds are disbursed. Upon disbursement, the incremental loan proceeds are added to the existing unpaid principal balance of the loan. This practice requires the Company to categorize these funds as an undisbursed construction loan balance. The Company's undisbursed construction loan balance as of June 30, 2025 was $6.3 million, compared to $8.4 million as of June 30, 2024. For purposes of calculating the estimated "after-repair" loan-to-value on the active Portfolio Loans, the Company assumes loan commitments are fully disbursed and associated improvements to the real estate collateral have been completed.

As of the quarter ended June 30, 2025, the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 64%. By comparison, the weighted average loan-to-sales price of paid off Portfolio Loans during the quarter

ended June 30, 2025 was 62%, compared to our estimated weighted average "after-repair" loan-to-value of 66% for those same properties that sold during the quarter. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the quarter was 4 percentage points more conservative than the actual sale prices, on average.

This compares to the year ended December 31, 2024 when the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 64%. By comparison, during the year ended December 31, 2024 the weighted average loan-to-sales price of paid off Portfolio Loans was 61%, compared to our estimated weighted average "after-repair" loan-to-value of 66% for those same properties that sold during the year. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the year was 5 percentage points more conservative than the actual sale prices, on average.

It is important to point out that our "after-repair" loan to value estimates are calculated at the time the loans are made and are based on comparable sold properties available at that time and assume no future price appreciation. If the real estate market appreciates during the life of the loan, our borrowers may sell their properties at higher prices than originally estimated, resulting in a lower loan-to-sales price percentage. Similarly, if real estate prices depreciate during the life of the loan, our borrowers may sell their properties at lower prices than originally estimated, resulting in a higher loan-to sale price percentage. The Company monitors these trends and adjusts its valuation methodology accordingly.

"As-Is" Loan-to-Value and Asset Coverage Based on Percentage Completion. To provide an estimate of the "as-is" real estate collateral value at end of period, and to account for projects that are in process of construction or redevelopment, the Company uses a straight-line percentage completion method to estimate the "as-is" real estate value. Specifically, the Company estimates the percentage completion of all real estate projects based on the percentage of construction funds disbursed at period end and then multiplies this percentage completion by the total estimated value add (estimated "after-repair" value of real estate minus purchase price) to determine the current value added through capital improvements. The current value added through capital improvements is then added to the original purchase price to calculate the "as-is" value of the real estate collateral at period end. This estimated "as-is" value is then used to analyze the cumulative loan-to-value and real estate asset coverage of each investment program. It is important to note that the "as-is" loan-to-value and asset coverage ratios improve as the percentage completion increases. As a result, the following "as-is" loan-to-value and asset coverage analysis (based on percentage completion) is more conservative than the "after-repair" values and "after-repair" loan-to-values provided above, which assume 100% project completion and associated value added.

The following table provides the cumulative "as-is" loan-to-value and cumulative "as-is" asset coverage ratios for all five tiers of the Company's capital structure at the dates indicated, based on the estimated "as-is" valuation of real estate collateral.

Loan-to-Value and Asset Coverage based on "As-Is" Value				
	As of the Three Months Ended June 30,		As of or for the Year Ended December 31,	
	2025	2024	2024	2023
Estimated value added through construction improvements				
Estimated "after-repair" value	$ 217,507,700	$ 204,774,000	$ 207,339,000	$ 221,764,000
Real estate purchase price	147,415,424	134,275,476	138,325,411	143,065,519
Total estimated value add	$ 70,092,276	$ 70,498,524	$ 69,013,589	$ 78,698,481
Estimated percentage completion of capital improvements				
Construction loan commitments	$ 14,185,039	$ 21,195,413	$ 17,321,593	$ 27,761,813
Undisbursed construction loan balance	6,300,465	8,389,536	6,134,391	12,225,739
Disbursed construction loan funds	7,884,573	12,805,877	11,187,201	15,536,074
Percentage completion	56%	60%	65%	56%
Real estate value added based on percentage completion	$ 38,959,901	$ 42,593,905	$ 44,572,628	$ 44,041,267
Real estate purchase price	147,415,424	134,275,476	138,325,411	143,065,519
Estimated "as-is" real estate value securing loan portfolio	186,375,325	176,869,380	182,898,039	187,106,786
Book value of rental property	-	-	-	-
Book value of real estate owned (REO), held for sale	2,123,854	2,181,553	2,514,438	2,167,535
Estimated "as-is" real estate collateral value securing investment programs	**$ 188,499,179**	**$ 179,050,933**	**$ 185,412,477**	**$ 189,274,321**
Capital structure and investment programs				
Bank Borrowings	$ 61,349,790	$ 49,355,758	$ 58,987,609	$ 52,029,063
Class D Equity	11,768,132	15,841,291	13,491,223	19,548,514
Class D Equity, cumulative	73,117,922	65,197,049	72,478,832	71,577,577
Class C Equity	28,257,185	27,802,382	27,109,476	28,743,252
Class C Equity, cumulative	101,375,107	92,999,431	99,588,308	100,320,829
Class B Equity	22,884,116	21,206,093	20,454,473	20,302,932
Class B Equity, cumulative	124,259,223	114,205,524	120,042,781	120,623,761
Class A Equity	6,254,393	4,548,348	5,254,850	8,030,353
Class A Equity, cumulative	$ 130,513,616	$ 118,753,872	$ 125,297,631	$ 128,654,113
Capital structure loan-to-value based on "as-is" valuation of real estate collateral				
Bank Borrowings	33%	28%	32%	27%
Class D Equity, cumulative	39%	36%	39%	38%
Class C Equity, cumulative	54%	52%	54%	53%
Class B Equity, cumulative	66%	64%	65%	64%
Class A Equity, cumulative	69%	66%	68%	68%
Capital structure asset coverage based on "as-is" valuation of real estate collateral				
Bank Borrowings	3.07 x	3.63 x	3.14 x	3.64 x
Class D Equity, cumulative	2.58 x	2.75 x	2.56 x	2.64 x
Class C Equity, cumulative	1.86 x	1.93 x	1.86 x	1.89 x
Class B Equity, cumulative	1.52 x	1.57 x	1.54 x	1.57 x
Class A Equity, cumulative	1.44 x	1.51 x	1.48 x	1.47 x

As of June 30, 2025, the estimated "after-repair" value of the real estate collateral securing the loan portfolio was $217.5 million, and the real estate purchase price was $147.4 million, resulting in an estimated $70.1 million in total value add to the real estate projects. Total construction loan commitments were $14.2 million and construction funds disbursed were $7.9 million, resulting in an estimated percentage completion of 56%. Multiplying the estimated total value add of $70.1 million by the estimated project completion of 56% equaled an estimated $39.0 million of incremental real estate value added based on percentage completion. Adding $39.0 million of incremental real estate value added to the real estate purchase price of $147.4 million provided an estimated "as-is" loan portfolio real estate collateral value of $186.4

million. When combined with an estimated $2.1 million of real estate owned assets, the total estimated "as-is" real estate collateral value securing the Company's investment programs was $188.5 million as of June 30, 2025.

Cumulative loan-to-value is the value of the equity investment plus any senior equity or debt divided by the estimated "as-is" real estate collateral value ($188.5 million as of June 30, 2025). As of June 30, 2025:

- The loan-to-value of Bank Borrowings equaled 33% or $61.3 million in Bank Borrowings divided by the estimated "as-is" real estate collateral value of $188.5 million;
- Cumulative loan-to-value of Class D Equity equaled 39% or $73.1 million (the sum of $11.8 million in Class D Equity, plus $61.3 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $188.5 million, and;
- Cumulative loan-to-value of Class C Equity equaled 54% or $101.4 million (the sum of $28.3 million in Class C Equity, plus $11.8 million in Class D Equity, plus $61.3 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $188.5 million;
- Cumulative loan-to-value of Class B Equity equaled 66% or $124.3 million (the sum of $22.9 million in Class B Equity, plus $28.3 million in Class C Equity, plus $11.8 million in Class D Equity, plus $61.3 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $188.5 million, and;
- Cumulative loan-to-value of Class A Equity equaled 69% or $130.5 million (the sum of $6.2 million in Class A Equity, plus $22.9 million in Class B Equity, plus $28.3 million in Class C Equity, plus $11.8 million in Class D Equity, plus $61.3 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $188.5 million.

Loan-to-value for Bank Borrowings increased year-over year, reflecting an increase in Bank Borrowings as a percentage of total assets. Cumulative loan-to-value for all classes increased modestly year-over-year, primarily reflecting the increase in Bank Borrowings as a percentage of total assets.

Cumulative Asset Coverage is the estimated "as-is" real estate collateral value ($188.5 million as of June 30, 2025) divided by the equity investment plus any senior equity or debt. As of June 30, 2025:

- Bank Borrowings equaled 3.07 times or $188.5 million in estimated "as-is" real estate collateral value divided by $61.3 million in Bank Borrowings;
- Class D Equity equaled 2.58 times or $188.5 million in estimated "as-is" real estate collateral value divided by $73.1 million (the sum of $11.8 million in Class D Equity, plus $61.3 million in Bank Borrowings);
- Class C Equity equaled 1.86 times or $188.5 million in estimated "as-is" real estate collateral value divided by $101.4 million (the sum of $28.3 million in Class C Equity, plus $11.8 million in Class D Equity, plus $61.3 million in Bank Borrowings);
- Class B Equity equaled 1.52 times or $188.5 million in estimated "as-is" real estate collateral value divided by $124.3 million (the sum of $22.9 million in Class B Equity, plus $28.3 million in Class C Equity, plus $11.8 million in Class D Equity, plus $61.3 million in Bank Borrowings), and;
- Class A Equity equaled 1.44 times or $188.5 million in estimated "as-is" real estate collateral value divided by $130.5 million (the sum of $6.2 million in Class A Equity, plus $22.9 million in Class B Equity, plus $28.3 million in Class C Equity, plus $11.8 million in Class D Equity, plus $61.3 million in Bank Borrowings).

Asset coverage for Bank Borrowings decreased year-over-year, primarily reflecting an increase in Bank Borrowings as a percentage of total assets. All classes of equity decreased slighly year-over year, primarily reflecting the increase in Bank Borrowings as a percentage of total assets.

Interest and Preferred Return Coverage. The interest coverage ratio is the ratio of total income to interest expense on Bank Borrowings. The preferred return coverage ratios are the ratios of total income to preferred return expense of each class of equity, plus any senior preferred returns or interest expense. The following table provides information as to the Company's interest and preferred return coverage ratios considering the Company's bank line of credit and three classes of preferred equity for the periods shown.

Interest & Preferred Return Coverage Ratios				
	For the Three Months Ended June 30,		*For the Year Ended December 31,*	
	2025	*2024*	*2024*	*2023*
Interest income	$ 3,924,638	$ 3,591,648	$ 14,867,567	$ 13,576,623
Rental property Income	-	-	-	-
Other income	9,109	44,022	381,697	180,258
Total income	3,933,747	3,635,670	15,249,264	13,756,881
Interest coverage / preferred return coverage ratios				
Interest expense – Bank Borrowings (1)	1,025,892	975,160	4,162,572	2,833,950
Preferred return – Class D Equity (2)	149,935	202,235	801,145	1,105,953
Preferred return – Class C Equity (3)	408,697	411,129	1,653,510	1,757,866
Preferred return – Class B Equity (4)	499,201	473,981	1,931,419	1,794,514
Total interest expense plus preferred return	$ 2,083,726	$ 2,062,505	$ 8,548,647	$ 7,492,283
Interest coverage - Bank Borrowings (1)	3.8 x	3.7 x	3.7 x	4.9 x
Cumulative preferred coverage - Class D Equity (2)	3.3 x	3.1 x	3.1 x	3.5 x
Cumulative preferred coverage - Class C Equity (3)	2.5 x	2.3 x	2.3 x	2.4 x
Cumulative preferred coverage - Class B Equity (4)	1.9 x	1.8 x	1.8 x	1.8 x
Average portfolio leverage, during period	45.7%	41.6%	43.3%	32.0%

(1) Bank Borrowings have a first priority security interest in all of the Company's assets, including Portfolio Loans. Interest coverage equals total income divided by the interest expense related to Bank Borrowings.

(2) Class D Equity has a second priority security interest in all of the Company's assets, including its Portfolio Loans. Cumulative preferred return coverage of Class D Equity equals total income divided by the total preferred return paid to Class D Equity, plus interest paid on Bank Borrowings. Effective December 31, 2022, the Company's 5% senior secured, 30-day demand, promissory notes (the "Senior Notes") were prepaid, and holders of the Senior Notes reinvested the outstanding principal amount into 5% preferred return, participating, Class D Units of equity on January 1, 2023.

(3) Class C Equity has a third priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class C Equity equals total income divided by the total preferred return paid to Class C Equity and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's 6% subordinate secured, six-month maturity, promissory notes (the "Junior Notes") were prepaid, and holders of the Junior Notes reinvested the outstanding principal amount into six percent preferred return, participating, Class C Units of equity.

(4) Class B Equity has a fourth priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class B Equity equals total income divided by the total preferred return paid to Class B Equity, Class C Equity, and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's 10% preferred return, participating, equity offering (the "Equity") was exchanged for nine percent preferred, participating, Class B Units of equity.

During the quarter ended June 30, 2025, the Company generated $3,924,638 in total income available to pay interest expense and equity preferred returns. With average portfolio leverage of 45.7%, the Company paid interest expense of $1,063,780 related to Bank Borrowings. The Company paid preferred returns of $149,935 related to Class D Equity, $408,697 related to Class C Equity and $499,201 related to Class B Equity. Total income was 3.8 times the amount necessary to pay interest expense related to Bank Borrowings; 3.3 times the amount necessary to pay the interest expense and preferred returns related to Bank Borrowings and Class D Equity combined; 2.5 times the amount necessary to pay the interest expense and preferred returns related to Bank Borrowings, Class D Equity and Class C Equity combined, and; 1.9 times the amount necessary to pay the interest expense or preferred returns related to Bank Borrowings, Class D Equity, Class C Equity and Class B Equity combined.

Interest coverage for Bank Borrowings increased modestly quarter-over-quarter primarily due to an increase in Portfolio Loan pricing and a modest decrease in the interest rate paid on average Bank Borrowings, which more than offset an increase in Bank Borrowings as a percentage of total assets. Cumulative preferred return coverage for Class D Equity, Class C Equity and Class B Equity increased year-over-year primarily due to an increase in Portfolio Loan pricing.

Income Statement

Net Income. Net income was $1,545,538 for the quarter ended June 30, 2025, an increase of $117,173, or 8.2%, from $1,428,365 in the prior quarter, and an increase of $129,427, or 9.1%, from $1,416,111 during the same quarter in the prior year.

The quarter-over-quarter and year-over-year increase in net income was primarily the result of an increase in interest income due to an increase in loan demand between periods.

Net Interest Margin and Net Interest Rate Spread. Net interest margin for the quarter ended June 30, 2025 was 8.988% compared to 8.712% and 8.634% for the quarters ended March 31, 2025 and June 30, 2024, respectively. Similarly, the net interest rate spread for the quarter ended June 30, 2025 was 4.971% compared to 4.656% and 4.100% for the quarters ended March 31, 2025 and June 30, 2024, respectively. See table below "Average Balances and Yields" for additional details.

The net interest rate spread increased quarter-over-quarter and year-over-year, reflecting an increase in the yield earned on average interest-earning assets, and a decrease in the cost of Bank Borrowings between periods. The net interest margin increased quarter-over-quarter and year-over-year, primarily reflecting an increase in the yield earned on interest-earning assets between periods.

Interest Income. For the quarter ended June 30, 2025, total interest income was $3,924,638 an increase of $239,224 or 6.5%, from $3,685,414 during the prior quarter, and an increase of $332,990, or 9.3%, from $3,591,648 during the same period in the prior year.

The Company's average interest-earning assets increased by $3.4 million, or 2.7%, to $127.7 million during the quarter ended June 30, 2025, from an average of $124.3 million during the prior quarter. The yield earned on interest-earning assets increased 30 basis points during the same period to 12.330% from 12.026%.

Average interest-earning assets increased $5.8 million, or 4.7%, year-over-year to $127.7 million during the quarter ended June 30, 2025, from an average of $121.9 million during the same quarter in the prior year. The yield earned on average interest-earning assets increased 48 basis points to 12.330% during the quarter from 11.851% during the same quarter in the prior year.

The increase in average interest-earning assets quarter-over-quarter and year-over-year was primarily due to increased loan demand and a corresponding increase in loan portfolio size. The Company began increasing its loan pricing on all borrowers during the third quarter of 2024.

The average daily balance of cash during the quarter ended June 30, 2025 was $4,393, compared to $11,528 and $11,121 for the quarters ended March 31, 2025 and June 30, 2024, respectively. Interest income earned on those cash balances during that time was immaterial.

The consistently low level of average cash balances reflects efficient cash management provided by the Company's revolving bank line of credit. See "Bank Borrowings" below for additional details.

Interest Expense. Total interest expense included only the Company's bank line of credit ("Bank Borrowings") and increased $48,265, or 4.8%, to $1,063,780 for the quarter ended June 30, 2025, from $1,015,515 during the prior quarter, and increased $88,620, or 9.1%, from $975,160 during the same quarter in the prior year. The average cost of interest-bearing liabilities was 7.359% during the quarter ended June 30, 2025, a decrease of 1 basis points from 7.369% during the prior quarter, and a decrease of 39 basis points from 7.751% during the same quarter in the prior year.

The quarter-over-quarter increase in average interest expense was primarily driven by a 3.7% increase in average Bank Borrowings, which more than offset by a 1 basis point decrease in the average interest rate paid on Bank Borrowings between periods. The year-over-year increase in average interest expense was primarily attributable to a 14.6% increase in average Bank Borrowings between periods, which more than offset a 39 basis point decrease in the average interest rate paid on Bank Borrowings. The increase in average Bank Borrowings was the result of an increase in loan demand.

Net Interest Income. Net interest income for the quarter ended June 30, 2025 was $2,860,858, an increase of $190,959, or 7.2%, from $2,669,899 during the prior quarter, and an increase of $244,370, or 9.3%, from $2,616,488 during the same quarter in the prior year.

The quarter-over-quarter increase was primarily attributable to a 31 basis point increase in the net interest rate spread and a 2.7% increase in average interest-earning assets. The year-over-year increase was primarily attributable to an 87 basis point increase in the net interest rate spread and a 4.7% increase in average interest-earning assets.

Other Income. For the quarter ended June 30, 2025, other income was $9,109, a decrease of $6,629, or 42.1%, from $15,738 during the prior quarter, and a decrease of $34,913, or 79.3%, from $44,022 during the same period in the prior year. Other income generally includes late payment fees and default interest related to Non-Performing Loans, income from REO assets, and reversals in the allowance for loan losses used to offset losses on the sale of REO assets. We expect this income to vary between periods driven by the number of Non-Performing Loans, timing of Non-Performing Loan payoffs, collectability of default interest and late fees on Non-Performing Loans, and the profitability of REO asset sales.

The changes in other income quarter-over-quarter and year-over-year were primarily attributable to fluctuations in late payment fees and other collections on non-performing loans.

Non-Interest Expense. For the quarter ended June 30, 2025, non-interest expense was $1,324,429, an increase of $67,157, or 5.3%, from $1,257,272 during the prior quarter, and an increase of $86,617, or 7.0%, from $1,237,812 during the same period in the prior year.

Non-interest expense increased quarter-over-quarter and year-over-year primarily due to an increase in marketing expense, and an increase in loan servicing fees paid to the manager as a result of loan portfolio growth.

Provision for Loan Losses. Based on our analysis of loan portfolio performance, loan portfolio growth, and potential market risk, the Company recorded a $80,213 provision for loan loss expense during the quarter ended June 30, 2025, a provision of 75,646 for the prior quarter, and a provision of $24,548 for the same quarter in the prior year. The allowance for loan losses was $2,139,362 or 1.6% of total unpaid principal balance (UPB) at June 30, 2025, compared to $2,059,149 or 1.7% of total UPB at March 31, 2025, and as compared to $2,043,574 or 1.7% of total UPB at June 30, 2024.

There were two delinquent loans as of June 30, 2025 (UPB $857,944) compared to three Delinquent Loans as of March 31, 2025 (UPB $974,871), and six Delinquent Loans at June 30, 2024 (UPB $1,765,271). The allowance for loan losses reflects the estimate we believed to be appropriate to cover the probable losses incurred in the loan portfolio at June 30, 2025, March 31, 2025, and June 30, 2024. See "Asset Quality" below for a discussion of Non-Performing Loans and REO assets.

It is important to point out that on average Delinquent Loans have previously generate additional profits for the Company through the return of principal, accrued interest and additional late fees and default interest. Therefore, the percentage of Non-Performing Loans are not necessarily correlated to the amount of charge offs expected by the Company.

Franchise Fees and Income Taxes. The Company intends to be treated for US federal income tax purposes as a REIT. A REIT generally is not subject to US federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the tax code. Franchise fees for the quarter ended June 30, 2025 totaled $2,377 as compared to $301 during the prior quarter and $6,587 during the same quarter in the prior year.

Balance Sheet, Liquidity and Capital Resources

Total assets. As of June 30, 2025, total assets were $132.7 million, an increase of $12.1 million, or 10.1%, from $120.6 million the prior quarter, and an increase of $12.4 million, or 10.3%, from $120.2 million from the prior year.

Total assets were up quarter-over-quarter and year-over-year primarily reflecting increased loan demand.

Equity. As of June 30, 2025, March 31, 2025, and June 30, 2024, the Company's equity balance was $69.2 million (52.1% of total assets), $67.9 million (56.4% of total assets), and $69.4 million (57.7% of total assets), respectively.

As of June 30, 2025, Class A Equity equaled $6.2 million (4.7% of total assets), Class B Equity equaled $22.9 million (17.2% of total assets), Class C Equity equaled $28.3 million (21.3% of total assets), and Class D Equity equaled $11.8 million (8.9% of total assets).

The Umpqua Bank line of credit loan covenants require the Company to maintain a ratio of line-of-credit balance owed to other capital not greater than one to one. The Company's Class Limitation Covenant requires the sum of Class A Equity and Class B Equity to be no less than 20% of total assets. As of June 30, 2025, the Company was in compliance with all covenants.

Bank Borrowings. As of June 30, 2025, March 31, 2025, and June 30, 2024, the net unpaid line of credit balance was $61.4 million (46.3% of total assets), $50.9 million (42.2% of total assets), and $49.4 million (41.1% of total assets), respectively.

For the quarters ending June 30, 2025, March 31, 2025, and June 30, 2024, the average line of credit balance and utilization during these periods was $58.0 million (72.5% utilization), $55.9 million (69.9% utilization), and $50.6 million (84.3% utilization), respectively. The Company aims to maintain line of credit utilization within a range of 50% to 80%., which allows the Company to meet unanticipated loan requests from borrowers or unanticipated withdrawal requests from investors. Similarly, if the Company's Portfolio Loans pay off faster than anticipated or if new loan originations do not match the rate of loan payoffs, the line of credit can be paid down while keeping investor capital fully utilized.

On May 5, 2021, the Company refinanced its $40 million credit facility provided by Western Alliance Bank with a new $40 million credit facility provided by Umpqua Bank. The new credit facility is substantially the same but offers the Company more attractive pricing. The Western Alliance Bank credit facility was priced at the greater of 1-Month LIBOR plus 3.125% or 4.75% (floor rate), compared to the Umpqua Bank credit facility priced at the greater of 1-Month LIBOR plus 2.750% or 4.00% (floor rate). On August 10, 2021, the Umpqua Bank credit facility was increased from $40 million to $50 million to accommodate loan portfolio growth during 2021. On January 28, 2022, the Umpqua Bank credit facility was increased from $50 million to $60 million to accommodate additional loan portfolio growth during 2022, and the interest rate spread was transitioned from 1-Month LIBOR plus 2.75% to 1-Month SOFR (Secured Overnight Financing Rate) plus 2.80 to comply with the Federal Reserve's request that banks phase out the use of LIBOR. On June 9, 2022, the Umpqua Bank credit facility was increased from $60 million to $75 million to accommodate additional loan portfolio growth during 2022, and the maturity date was extended to May 5, 2024. On June 29, 2023, the Umpqua Bank credit facility was decreased from $75 million to $60 million, and the maturity date was extended to May 5, 2025. The decrease in credit facility size was requested by the Company to reduce interest expense. On July 2, 2024, the Umpqua Bank credit facility was increased from $60 million to $80 million, and the maturity date was extended to May 5, 2026. The increase in credit facility size was requested by the Company to accommodate strong loan demand. As of June 30, 2025, the interest rate on the Umpqua Bank credit facility was 7.000%.

Portfolio Roll Forward Analysis. The Company makes short-term loans with maturities of 12 months or less. These Portfolio Loan payoffs provide a primary source of cash flow to the Company. To help analyze the velocity of this cash flow the Company performs a monthly loan portfolio roll forward analysis. This analysis evaluates the number of active loans and the principal balance of those loans at the beginning of each month, and the dollar volume of principal advances made, and principal payments received by the Company during each month. With this information, the Company can analyze historical monthly cash flows related to loan portfolio funding and payoffs and calculate the number of days required for the loan portfolio to turn over or to pay off in full, assuming the Company stopped making new loans and the historical principal payment velocity remained constant.

ROLL FORWARD ANALYSIS						
Month	Number of Loans	Principal Beginning Balance	Principal Advances	Principal Payments	Principal Ending Balance	Days to Turnover (1)
Jan-23	256	105,524,277	8,522,449	(12,443,025)	101,603,701	254
Feb-23	260	101,603,701	14,373,295	(11,589,692)	104,387,304	263
Mar-23	272	104,387,304	17,385,212	(18,980,953)	102,791,564	165
Apr-23	276	102,791,564	18,482,307	(13,344,255)	107,929,616	231
May-23	289	107,929,616	25,711,837	(18,497,685)	115,143,768	175
Jun-23	297	115,143,768	22,050,381	(12,965,793)	124,228,356	266
Jul-23	306	124,228,356	16,775,055	(13,453,231)	127,550,180	277
Aug-23	309	127,550,180	23,620,317	(20,074,037)	131,096,460	191
Sep-23	305	131,096,460	11,107,265	(12,145,224)	130,058,501	324
Oct-23	295	130,058,501	13,276,202	(18,465,388)	124,869,314	211
Nov-23	294	124,869,314	13,140,332	(11,454,139)	126,555,508	327
Dec-23	295	126,555,508	20,416,653	(17,296,134)	129,676,027	220
Total		1,401,738,548	204,861,305	(180,709,555)	Average # Days	233
Jan-24	298	129,676,027	14,576,027	(14,482,415)	129,769,639	269
Feb-24	287	129,769,639	16,406,172	(19,289,255)	126,886,556	202
Mar-24	285	126,886,556	14,877,587	(14,761,558)	127,002,585	258
Apr-24	283	127,002,585	18,408,905	(25,944,574)	119,466,915	147
May-24	281	119,466,915	18,841,773	(18,203,610)	120,105,079	197
Jun-24	275	120,105,079	12,228,716	(12,540,109)	119,793,686	287
Jul-24	290	119,793,686	22,745,894	(12,328,738)	130,210,842	291
Aug-24	272	130,210,842	14,092,957	(17,988,612)	126,315,187	217
Sep-24	275	126,315,187	20,373,740	(14,645,761)	132,043,166	259
Oct-24	268	132,043,166	13,302,366	(15,044,034)	130,301,497	263
Nov-24	252	130,301,497	12,200,842	(17,440,758)	125,061,582	224
Dec-24	244	125,061,582	18,956,853	(17,906,522)	126,111,912	210
Total		1,516,632,759	197,011,831	(200,575,946)	Average # Days	227
Jan-25	231	126,111,912	11,934,550	(15,830,926)	122,215,537	239
Feb-25	236	122,215,537	17,479,158	(13,560,445)	126,134,251	270
Mar-25	227	126,134,251	15,597,306	(21,605,457)	120,126,100	175
Apr-25	237	120,126,100	21,992,304	(15,849,730)	126,268,675	227
May-25	245	126,268,675	22,851,857	(21,624,986)	127,495,546	175
Jun-25	251	127,495,546	18,123,743	(13,263,468)	132,355,820	288
Total		748,352,021	107,978,919	(101,735,011)	Average # Days	221

(1) Days to turnover is calculated by dividing the monthly beginning principal balance by the monthly principal payments received and then multiplying by 30 days.

During the six months ended June 30, 2025, the principal balance of the Company's loan portfolio ranged from $120.1 million to $132.4 million, and the Company made principal advances of $108.0 million related to new or existing Portfolio Loans and received principal payments of $101.7 million related to Portfolio Loan payoffs. Based on the average monthly principal balance and principal payments received, on average it would take approximately 221 days for the Company's Portfolio Loans to pay off in full, assuming the Company stopped making new loans, and the average volume of principal payments remained constant.

During the six months ended June 30, 2025, the Company experienced more principal advances than principal payments, reflecting a healthy level of loan demand.

Asset Quality

Allowances for loan losses. As of June 30, 2025, the Company's allowance for loan losses balance was $2,139,362, or 1.6% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended June 30, 2025, the Company recognized a $80,213 provision-for-loan-losses and no charge-off against its allowance for loan losses. See "Delinquent Loans, REO Assets and Rental Properties" below for additional details.

By comparison, during the quarter ended March 31, 2025, the Company's allowance for loan losses balance was $2,059,149, or 1.7% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended June 30, 2024, the Company recognized a $75,646 provision-for-loan-losses and no charge-off against its allowance for loan losses.

By comparison, during the quarter ended June 30, 2024, the Company's allowance for loan losses balance was $2,043,574, or 1.7% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended June 30, 2024, the Company recognized $24,548 provision-for-loan-losses expense and no charge-off against its allowance for loan losses.

The Company expects to accrue a provision for loan losses at a rate of 0% and 1.0% annualized. Factors that affect the accrual rate include loan portfolios size, loan portfolio performance, real estate market conditions, and general economic factors.

As of June 30, 2025, the total amount of loans charged off by the Company since inception (April 2009) totaled $3.3 million or 0.182% of total loans originated ($1.84 billion). See "Provision for Loan Losses" above for additional details.

Delinquent Loans, Real Estate Owned and Rental Properties. The following definitions are used when categorizing the Company's Delinquent, non-performing, Non-Accruing, Impaired and Real Estate Owned assets:

(1) ***Delinquent Loan:*** A loan with a monthly payment that is 30 days or more past due.
(2) ***Non-Performing Loan:*** A Delinquent Loan that is in the foreclosure process but still accruing interest.
(3) ***Non-Accruing Loan:*** A Delinquent Loan that is in the foreclosure process but no longer accruing interest. The accrual of interest on a loan is discontinued when, in management's judgment, the future collectability of principal or interest is in doubt. Loans placed on non-accrual status may or may not be contractually past due at the time of such determination.
(4) ***Impaired Loan:*** A Delinquent Loan in which the estimated net proceeds from the disposition of the collateral (from auction sale or otherwise) is insufficient to cover the total principal, unpaid accrued interest and foreclosure fees due. Impaired Loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or the fair market value of the collateral if the loan is collateral dependent. Impaired Loans are currently measured at lower of cost or fair value. Impaired Loans are charged to the allowance for loan losses when management believes, after considering economic and business conditions, collection efforts and collateral position that collection of principal is not probable.
(5) ***Real Estate Owned ("REO"):*** Real estate that becomes an asset of the Company following a foreclosure sale or through a deed in lieu of foreclosure that is held for sale.
(6) ***Rental Properties:*** Real estate that the Company holds for use.

The Company's policy is to categorize a loan as both a Delinquent Loan and Non-Performing Loan and to begin the foreclosure process if the Company has not received payment from the borrower within 30 days of the due date. Industry standard is to categorize a loan as delinquent for the first 90 days and then to categorize the loan as non-performing after 90 days. We believe that our more aggressive policy is appropriate given that our loans have shorter maturities relative to traditional loans. This policy enables the Company to get an earlier start on the foreclosure process should the loan continue to remain delinquent (the time to foreclose on a property can range from 75 to 180 days, or longer if the borrower files bankruptcy or contests the foreclosure judicially). However, this more conservative policy does tend to generate more Non-Performing Loans that are ultimately cured.

When a loan becomes non-performing and the foreclosure process is initiated, accounting rules require the Company to continue to accrue interest monthly on the Non-Performing Loan, if the manager believes in good faith that the net proceeds from the disposition of the collateral, through foreclosure sale or otherwise, will be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due. In contrast, if the manager, at any time, believes that the net proceeds from the disposition of the collateral may not be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due, then accounting rules require the manager to stop accruing interest on the loan. Only this type of loan will be classified as a Non-Accruing Loan. Finally, if for whatever reason, the net proceeds from the disposition of the collateral are estimated to be insufficient to pay the principal, unpaid accrued interest and foreclosure fees due, then the loan will be classified as an Impaired Loan. Accounting rules require that the shortfall related to an Impaired Loan be booked against the Company's allowance for loan losses.

The following table provides information associated with the Company's Delinquent, Non-Performing, Non-Accruing, Impaired and Charged Off loans:

Paid Off Delinquent Loans					
During Q2 2025	Unpaid Principal Balance	Interest Collected	Additional Fees Collected (2)	Loan to Value	Date Paid Off
Hunt, TX (Commerce)	127,467	50,059	2,474	255%	5/22/2025
Total	$ 127,467	$ 50,059	$ 2,474		

Delinquent Loans - End of Quarter					
As of 6/30/2025	Unpaid Principal Balance	Unpaid Accrued Interest	Estimated Value	Loan to Value	Accrual Status
Riverside, CA (La Quinta)	505,076	28,649	700,000	72%	Non-Accruing
San Diego, CA (Fallbrook)	352,868	10,831	685,000	52%	Non-Accruing
Total	$ 857,944	$ 39,480	$ 1,385,000		

(1) New delinquent loan.

(2) Additional fees collected are net of additional expenses incurred.

During the quarter ended June 30, 2025, no new loans became delinquent, one Delinquent Loan paid off, and no Delinquent Loans were converted to REO Assets. As of June 30, 2025, the Company had 2 Delinquent Loans (UPB $857,944). The Company anticipates collecting full proceeds on these loans.

We will continue to analyze Delinquent Loans as part of our ongoing process to improve our internal policies and procedures.

The following table provides information associated with the Company's Real Estate Owned:

Real Estate Owned Assets					
As of 6/30/2025	Cost Basis	REO Expense (during quarter)	REO Source	Acquisition Date	Exit Strategy
Alameda, CA (Oakland)	$ 2,123,854	$ 1,895	Foreclosure	6/1/2018	Rehab and Sell
Total	$ 2,123,854	$ 1,895			

(1) New real estate owned asset.

During the quarter ended June 30, 2025, no new REO assets were acquired and no REO assets were sold. As of June 30, 2025, the Company had REO asset inventory of $2.1 million (1.6% of total assets) comprised of one property located in Alameda County, California. The property is a single family residential new construction project that is ready for sale, pending the issuance of a public works permit by the City of Oakland. The Company anticipates recovering more than its cost basis in that property.

Assets acquired through or in lieu of foreclosure are initially recorded at the lower of cost or fair value less estimated costs to sell, establishing a new cost basis. After foreclosure, valuations are performed at least annually, and the real estate assets are carried at the lower of cost or fair value less estimated costs to sell. REO asset revenue and expenses from operations and changes in the valuation allowance are included in other non-interest income or expense. Costs related to the development and improvement of REO assets are capitalized.

Portfolio Loan Characteristics

Project Type. As of June 30, 2025, the percentage of unpaid principal balance categorized by project type consisted of 98% Single Family Residential Rehab (248 loans), 1% Single Family Residential New Construction (2 loans), 0% Multi-Family Residential Rehab (0 loans), <1% Multi-Family Residential New Construction (1 loan), 0% Commercial (0 loans), and 0% Land Entitlements (0 loan).

By comparison, as of March 31, 2025, the percentage of unpaid principal balance categorized by project type consisted of 95% Single Family Residential Rehab (220 loans), 4% Single Family Residential New Construction (6 loans), 0% Multi-Family Residential Rehab (0 loans), <1% Multi-Family Residential New Construction (1 loan), 0% Commercial (0 loans), and 0% Land Entitlements (0 loan).

By comparison, as of June 30, 2024, the percentage of unpaid principal balance categorized by project type consisted of 91% Single Family Residential Rehab (257 loans), 9% Single Family Residential New Construction (17 loans), 0% Multi-Family Residential Rehab (0 loans), 0% Multi-Family Residential New Construction (0 loans), 0% Commercial (0 loans), and <1% Land Entitlements (1 loan).

It is important to point out that the Company is not seeking out land entitlement loans. These loans represent phase one of two phase construction projects on either single family or multi-family residential structures.

Geographical Distribution. As of June 30, 2025, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: California 75%, Colorado 4%, North Carolina 2%, Oregon 9%, Texas 2%, Utah 2% and Washington 3%.

By comparison, as of March 31, 2025, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 1%, California 74%, Colorado 4%, Florida 3%, North Carolina 1%, Oregon 9%, Texas 3%, Utah 2% and Washington 3%.

By comparison, as of June 30, 2024, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 2%, California 63%, Colorado 8%, Florida 2%, Georgia 1%, Maryland 2%, Missouri 2%, North Carolina 2%, Oregon 9%, Texas 4%, Utah 2%, and Washington 4%.

The Company believes that the benefits of geographic diversity outweigh the risks associated with managing a wide geographic distribution of borrowers and real estate collateral. Specifically, the Company evaluates and adjusts its loan program offerings to borrowers in those states that offer better investment returns per unit of risk. Some of the variables evaluated by the Company in making the decision to expand or contract in a specific geographic market include the competitive pricing pressure from competing lenders, availability of borrower projects, the margins on those borrower projects and trends in regional economic activity. In addition, the Company believes that lending in non-judicial foreclosure states is less risky, generally, than lending in judicial foreclosure states because the amount of time and expense required to foreclose nonperforming loans in non-judicial states is less. As of June 30, 2025, March 31, 2025, and June 30, 2024, the percentage of loan portfolio UPB secured by property located in non-judicial states was 98.4%, 96.5% and 97.1%, respectively.

Borrowers. As of June 30, 2025, the portfolio consisted of 251 active loans provided to 144 borrowers. The average number of loans per borrower was 1.7 loans. The largest borrower represented 8.5% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 17.2% of UPB.

By comparison, as of March 31, 2025, the portfolio consisted of 227 active loans provided to 132 borrowers. The average number of loans per borrower was 1.7 loans. The largest borrower represented 9.2% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 17.1% of UPB.

By comparison, as of June 30, 2024, the portfolio consisted of 275 active loans provided to 139 borrowers. The average number of loans per borrower was 2.0 loans. The largest borrower represented 8.5% of the UPB while the top 3 borrowers represented 16.6% of UPB.

Portfolio Age. As of June 30, 2025, the age distribution of the 251 active Portfolio Loans was as follows: 169 loans within 0-6 months (64% of the unpaid principal balance "UPB"), 21 loans within 6-9 months (13% of UPB), 18 loans within 9-12 months (8% of UPB) and 43 loans greater than 12 months (15% of UPB).

By comparison, as of March 31, 2025, the age distribution of the 227 active Portfolio Loans was as follows: 130 loans within 0-6 months (60% of the unpaid principal balance "UPB"), 34 loans within 6-9 months (16% of UPB), 16 loans within 9-12 months (7% of UPB) and 47 loans greater than 12 months (17% of UPB).

By comparison, as of June 30, 2024, the age distribution of the 275 active Portfolio Loans was as follows: 165 loans within 0-6 months (58% of UPB), 33 loans within 6-9 months (14% UPB), 29 loans within 9-12 months (11% of UPB) and 48 loans greater than 12 months (19% of UPB).

Portfolio Turnover. During the quarter ended June 30, 2025, the Company originated 124 new Portfolio Loans and saw 100 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure and foreclosed on no loans during the quarter.

By comparison, during the quarter ended March 31, 2025, the Company originated 89 new Portfolio Loans and saw 106 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure and foreclosed on no loans during the quarter.

By comparison, during the quarter ended June 30, 2024, the Company originated 110 new Portfolio Loans and saw 120 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure and foreclosed on no loans during the quarter.

As of June 30, 2025, the Company had originated 5,431 loans since inception (April 2009) of which 5,180 had paid off, including 50 loans that had become REO properties through either the foreclosure or deed in lieu process, resulting in a net of 251 active Portfolio Loans.

Loan Size. As of June 30, 2025, the average and median loan sizes were $527,314 and $373,731, down $1,876 and up $13,882 from the average and median loan sizes of $529,190 and $359,849 at March 31, 2025, and up $91,701 and up $65,683 from the average and median loan sizes of $435,613 and $308,049 at June 30, 2024, respectively.

Cautionary Note Regarding Forward Looking Statements

This report includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are generally identifiable by the use of words such as "may," "should," "expects," "plans," "believes," "estimates," "predicts," "potential," and other similar words or expressions. Such statements include information concerning our plans, expectations, possible or assumed future results of operations, trends, financial results and business plans, and involve risks and uncertainties that are difficult to predict and subject to change based on various important factors, many of which are beyond our control. These and other important factors could cause actual results to differ materially from those contained in any forward-looking statement. You should not place undue reliance on our forward-looking information and statements. The forward-looking statements included in this report are made as of the date of this report, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this report are expressly qualified by these cautionary statements. Statements other than statements of historical fact are forward-looking statements

The historical results described in this report with respect to previous mortgage lending are historical only, and were influenced by available opportunities, diverse market conditions and other factors beyond the control of the Company. Any projections made in this report are based on historical examples and the Company's estimates of future conditions. There is no assurance that lending opportunities experienced in the past will occur in the future, that market conditions will be as favorable to the Company as they have been in the past, or that investors will enjoy returns on their investment comparable to those enjoyed by them or by others with respect to their participation in other investments sponsored by the Manager. The actual results experienced by the Company will differ, and such variation is likely to be material.

About Iron Bridge Mortgage Fund, LLC

Iron Bridge Mortgage Fund, LLC was formed in 2009 as an Oregon limited liability company for the purpose of making loans to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate throughout the United States. The Company converted from a partnership into a real estate investment trust in 2022. The Company is managed by Iron Bridge Management Group, LLC, an Oregon limited liability company, which is owned and operated by Gerard Stascausky. Gerard Stascausky brings to the Company 15 years of investment banking experience, over 20 years of distressed real estate experience, and over 16 years of private real estate lending experience.

The Company's primary business is to provide commercial purpose loans for the acquisition and rehabilitation of distressed residential and commercial real estate as well as to provide opportunistic financing for real estate development and construction. The Company's primary source of funding is private equity and bank borrowings. The commercial purpose loans extended by the Company are based upon underwriting criteria the Manager has found to be successful in the past.

The Company primarily originates and structures its own loans, with such loans being secured by first lien deeds of trust or mortgages. However, the Company may also take title to properties (either directly or through a wholly owned subsidiary) to facilitate prompt acquisitions from trustees at auction, pre-foreclosure acquisitions from defaulting borrowers, or any other real estate acquisition in which the Company believes taking title to the property is in the best interest of the Company. The wholly owned subsidiary may provide the Company a level of liability protection on owned assets, while preserving the Company's economic interests.

For more information visit our website: www.ironbridgelending.com

IRON BRIDGE MORTGAGE FUND

BALANCE SHEET

	June 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	June 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025	June 30, 2025
Assets									
Cash and cash equivalents	136,251	105,194	442,342	44,554	70,275	12,221	32,609	10,000	10,000
Mortgage interest receivable	889,498	964,516	961,690	1,023,139	940,758	1,093,051	1,049,181	1,028,282	1,087,727
Mortgage loans receivable, net	121,567,144	127,321,290	126,945,760	124,275,286	117,049,221	129,208,337	123,449,068	117,396,598	129,440,457
Real estate held for sale	2,132,379	2,137,049	2,167,535	2,181,553	2,181,553	2,649,586	2,514,438	2,111,192	2,123,854
Other assets	-	-	-	-	-	-	-	7,459	10,420
Total assets	124,725,272	130,528,049	130,517,327	127,524,532	120,241,807	132,963,195	127,045,296	120,553,531	132,672,458
Liabilities									
Accounts payable and other accrued liabilities	(3,528)	29,789	30,651	35,031	(1,894)	23,495	158,398	238,155	414,695
Servicer fees payable	295,644	324,117	332,130	330,932	298,451	324,999	324,922	321,793	326,323
Interest payable	223,199	304,520	297,954	304,273	263,465	151,881	165,889	292,510	305,928
Line of credit, net	45,288,434	52,373,712	51,969,318	51,056,658	49,375,429	62,369,977	58,935,981	50,875,667	61,373,522
Deferred interest	1,314,931	1,192,982	1,262,223	1,271,870	908,241	1,331,094	1,150,084	929,326	1,088,164
Total liabilities	47,118,680	54,225,120	53,892,276	52,998,764	50,843,692	64,201,446	60,735,274	52,657,451	63,508,632
Members' equity	77,606,592	76,302,929	76,625,051	74,525,768	69,398,115	68,761,749	66,310,022	67,896,080	69,163,826

Footnotes

The amounts provided in the financial statements through December 31, 2024 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2025 have not been audited. Audited financial statements for the fiscal year 2025 will be available during the first quarter of 2026.

IRON BRIDGE MORTGAGE FUND

INCOME STATEMENT

	Apr - Jun 23	Jul - Sep 23	Oct - Dec 23	2023	Jan - Mar 24	Apr - Jun 24	Jul - Sep 24	Oct - Dec 24	2024	Jan - Mar 25	Apr - Jun 25
Revenues											
Mortgage interest income	3,203,187	3,682,492	3,832,055	13,576,623	3,682,005	3,591,648	3,712,052	3,881,862	14,867,567	3,685,414	3,924,638
year / year %	-19.0%	-6.8%	4.3%	-10.4%	28.8%	12.1%	0.8%	1.3%	9.5%	0.1%	9.3%
quarter / quarter %	12.0%	15.0%	4.1%	na	-3.9%	-2.5%	3.4%	4.6%	na	-5.1%	6.5%
Rental property income	-	-	-	-	-	-	-	-	-	-	-
year / year %	na	na	na	-100.0%	na	na	na	na	na	na	na
quarter / quarter %	na	na	na	na	na	na	na	na	na	na	na
Other income	48,766	20,648	84,956	180,258	26,326	44,022	96,132	215,217	381,697	15,738	9,109
year / year %	6.6%	-64.0%	193.0%	-29.0%	1.7%	-9.7%	365.6%	153.3%	111.8%	-40.2%	-79.3%
quarter / quarter %	88.4%	-57.7%	311.4%	na	-69.0%	67.2%	118.4%	123.9%	na	-92.7%	-42.1%
Total revenues	3,251,953	3,703,140	3,917,011	13,756,881	3,708,331	3,635,670	3,808,184	4,097,079	15,249,264	3,701,152	3,933,747
year / year %	-19.2%	-7.6%	5.8%	-11.0%	28.5%	11.8%	2.8%	4.6%	10.8%	-0.2%	8.2%
quarter / quarter %	12.7%	13.9%	5.8%	na	-5.3%	-2.0%	4.7%	7.6%	na	-9.7%	6.3%
Operating expenses											
Interest expense	581,990	939,865	982,528	2,833,950	991,911	975,160	1,131,584	1,063,917	4,162,572	1,015,515	1,063,780
year / year %	-32.6%	-5.5%	6.7%	-20.2%	201.0%	67.6%	20.4%	8.3%	46.9%	2.4%	9.1%
quarter / quarter %	76.6%	61.5%	4.5%	na	1.0%	-1.7%	16.0%	-6.0%	na	-4.5%	4.8%
Servicer fees	849,357	978,709	983,642	3,589,214	978,061	929,825	982,191	990,297	3,880,374	935,508	970,509
year / year %	-17.0%	-7.1%	2.4%	-9.6%	25.8%	9.5%	0.4%	0.7%	8.1%	-4.4%	4.4%
quarter / quarter %	9.2%	15.2%	0.5%	na	-0.6%	-4.9%	5.6%	0.8%	na	-5.5%	3.7%
Incentive fees	-	-	-	-	-	-	-	-	-	-	-
year / year %	na	na	na	na	na	na	na	na	na	na	na
quarter / quarter %	na	na	na	na	na	na	na	na	na	na	na
Provision for losses on loans	-	81,642	80,116	161,758	52,757	24,548	26,820	80,142	184,267	75,646	80,213
year / year %	-100.0%	-6.3%	7.2%	-59.4%	na	na	-67.1%	0.0%	13.9%	43.4%	226.8%
quarter / quarter %	na	na	-1.9%	na	-34.1%	-53.5%	9.3%	198.8%	na	-5.6%	6.0%
Professional fees	76,312	77,208	65,958	300,304	126,364	148,587	190,859	210,039	675,849	192,252	113,693
year / year %	201.6%	31.2%	-10.1%	47.9%	56.3%	94.7%	147.2%	218.4%	125.1%	52.1%	-23.5%
quarter / quarter %	-5.6%	1.2%	-14.6%	na	91.6%	17.6%	28.4%	10.0%	na	-8.5%	-40.9%
Real estate owned holding costs	2,558	2,874	24,687	33,103	4,279	2,795	6,552	159,319	172,945	6,698	3,804
year / year %	-79.8%	-32.2%	709.7%	24.1%	43.4%	9.3%	128.0%	545.4%	422.4%	56.5%	36.1%
quarter / quarter %	-14.3%	12.4%	759.0%	na	-82.7%	-34.7%	134.4%	2331.6%	na	-95.8%	-43.2%
Other	139,583	99,930	110,213	500,552	125,486	132,057	119,511	127,311	504,365	47,168	156,210
year / year %	41.8%	-26.0%	-21.5%	7.9%	-16.8%	-5.4%	19.6%	15.5%	0.8%	-62.4%	18.3%
quarter / quarter %	-7.5%	-28.4%	10.3%	na	13.9%	5.2%	-9.5%	6.5%	na	-63.0%	231.2%
Total operating expenses	1,649,800	2,180,228	2,247,144	7,418,881	2,278,858	2,212,972	2,457,517	2,631,025	9,580,372	2,272,787	2,388,209
year / year %	-21.4%	-6.6%	3.4%	-13.8%	69.8%	34.1%	12.7%	17.1%	29.1%	-0.3%	7.9%
quarter / quarter %	23.0%	32.2%	3.1%	na	1.4%	-2.9%	11.1%	7.1%	na	-13.6%	5.1%
Operating Margin	49.3%	41.1%	42.6%	46.1%	38.5%	39.1%	35.5%	35.8%	37.2%	38.6%	39.3%
Net income	1,592,293	1,522,812	1,667,540	6,325,392	1,429,165	1,416,111	1,350,057	1,445,997	5,641,330	1,428,365	1,545,538
year / year %	-16.6%	-8.3%	9.0%	-7.2%	-7.4%	-11.1%	-11.3%	-13.3%	-10.8%	-0.1%	9.1%
quarter / quarter %	3.2%	-4.4%	9.5%	na	-14.3%	-0.9%	-4.7%	7.1%	na	-1.2%	8.2%
Net Margin	49.0%	41.1%	42.6%	46.0%	38.5%	39.0%	35.5%	35.3%	37.0%	38.6%	39.3%

Footnotes

The amounts provided in the financial statements through December 31, 2024 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2025 have not been audited. Audited financial statements for the fiscal year 2025 will be available during the first quarter of 2026.

IRON BRIDGE MORTGAGE FUND

AVERAGE BALANCES AND YIELDS

	For the Three Months Ended								
	June 30, 2025			March 31, 2025			June 30, 2024		
	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield
Interest-earning assets									
Bank deposits	$ 4,393	-	-	$ 11,528	-	-	$ 11,121	-	-
Portfolio loans	127,665,028	$ 3,924,638	12.330%	124,276,600	$ 3,685,414	12.027%	121,877,711	$ 3,591,648	11.852%
Average interest-earning assets	127,669,421	3,924,638	12.330%	124,288,128	3,685,414	12.026%	121,888,832	3,591,648	11.851%
Allowance for loan losses	(2,086,347)			(2,009,687)			(2,035,751)		
Non-interest earning assets (3)	1,229,123			1,751,525			1,750,942		
Total Assets	126,812,197			124,029,967			121,604,022		
Interest-bearing liabilities									
Bank Borrowings	57,978,185	1,063,780	7.359%	55,888,182	1,015,515	7.369%	50,597,683	975,160	7.751%
Average interest-bearing liabilities	57,978,185	1,063,780	7.359%	55,888,182	1,015,515	7.369%	50,597,683	975,160	7.751%
Non-interest bearing liabilities (4)	962,021			1,023,683			1,137,356		
Shareholders' equity	67,871,992			67,118,102			69,868,984		
Total liabilities and shareholders' equity	$ 126,812,197			$ 124,029,967			$ 121,604,022		
Net interest income		$ 2,860,858			$ 2,669,899			$ 2,616,488	
Net Interest rate spread (5)			4.971%			4.656%			4.100%
Net interest margin (6)			8.988%			8.712%			8.634%
Ratio of interest-earning assets to interest bearing liabilities			2.20			2.22			2.41

IRON BRIDGE MORTGAGE FUND, LLC
PORTFOLIO ANALYTICS

CAPITALIZATION	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
Total Assets	$ 124,725,272	$ 130,528,049	$ 130,517,327	$ 127,524,532	$ 120,241,807	$ 132,963,195	$ 127,045,296	$ 120,326,294	$ 132,265,655
Bank Borrowings (1)	$ 45,288,434	$ 52,373,712	$ 51,969,318	$ 51,056,658	$ 49,375,429	$ 62,369,977	$ 58,935,981	$ 50,875,667	$ 61,373,522
Senior Notes	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Equity (Class A, B, C and D)	$ 77,606,592	$ 76,302,929	$ 76,625,051	$ 74,525,768	$ 69,398,115	$ 68,761,749	$ 66,310,022	$ 67,896,080	$ 69,163,826

PORTFOLIO YIELD & INTEREST COVERAGE	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
Interest Coverage - Bank Borrowings	5.6 X	3.9 X	4.0 X	3.7 X	3.7 X	3.4 X	3.9 X	3.6 X	3.8 X
Cumulative Preferred Return Coverage - Class D Equity	3.8 X	3.1 X	3.2 X	3.0 X	3.1 X	2.9 X	3.3 X	3.1 X	3.3 X
Cumulative Preferred Return Coverage - Class C Equity	2.5 X	2.3 X	2.4 X	2.3 X	2.3 X	2.2 X	2.5 X	2.4 X	2.5 X
Cumulative Preferred Return Coverage - Class B Equity	1.9 X	1.8 X	1.8 X	1.7 X	1.8 X	1.7 X	1.9 X	1.8 X	1.9 X
Average Portfolio Leverage (QTR)	28.8%	38.3%	39.4%	40.1%	41.6%	45.6%	45.7%	45.1%	45.7%
Weighted Average Portfolio Yield (QTR) (2)	11.515%	11.489%	11.895%	11.526%	11.852%	11.568%	12.005%	12.027%	12.330%
Weighted Average Yield - New Originations (QTR) (3)	10.679%	10.586%	10.736%	10.567%	10.612%	11.176%	11.355%	11.280%	11.620%

AVERAGE DAILY BALANCES	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
Average Portfolio Loans (UPB) (QTR)	$ 111,576,405	$ 127,167,397	$ 127,810,705	$ 128,485,297	$ 121,877,711	$ 127,656,033	$ 128,642,749	$ 124,276,600	$ 127,665,028
Average Cash (QTR)	$ 11,945	$ 9,214	$ 22,178	$ 20,139	$ 11,121	$ 9,207	$ 14,246	$ 11,528	$ 4,393
Average Cash Utilization (QTR) (4)	99.989%	99.993%	99.983%	99.984%	99.991%	99.993%	99.989%	99.991%	99.997%
Average LOC Daily Balance	$ 32,050,041	$ 48,677,088	$ 50,364,963	$ 51,418,131	$ 50,597,683	$ 58,325,262	$ 58,905,624	$ 55,888,182	$ 57,978,185
Avg LOC Utilization	53.1%	81.1%	83.9%	85.7%	84.3%	72.9%	73.6%	69.9%	72.5%

PORTFOLIO TURNOVER	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
Loans Originated (QTR)	138	111	104	108	110	116	82	89	124
Loans Paid Off (QTR)	113	103	113	118	120	114	112	106	100
New REO Assets / Deeds in Lieu	0	0	1	0	0	2	1	0	0
Portfolio Loans	297	305	295	285	275	275	244	227	251
Total Historical Payoffs	4,290	4,393	4,507	4,625	4,745	4,861	4,974	5,080	5,180
Total Historical Originations, #	4,587	4,698	4,802	4,910	5,020	5,136	5,218	5,307	5,431
Total Historical Originations, $	$ 1,436,103,847	$ 1,487,606,483	$ 1,534,439,669	$ 1,580,299,455	$ 1,629,778,849	$ 1,686,991,440	$ 1,731,451,501	$ 1,776,462,516	$ 1,839,430,419

LOAN SIZE (UPB)	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
Portfolio Loans (UPB)	$ 124,228,356	$ 130,058,501	$ 129,676,027	$ 127,002,585	$ 119,793,686	$ 132,043,166	$ 126,111,912	$ 120,126,100	$ 132,355,820
Average Loan Size	$ 418,277	$ 426,421	$ 439,580	$ 445,623	$ 435,613	$ 480,157	$ 516,852	$ 529,190	$ 527,314
Median Loan Size	$ 319,043	$ 323,241	$ 306,000	$ 306,526	$ 308,049	$ 347,000	$ 352,521	$ 359,849	$ 373,731
TTM Average Loan Size	$ 390,657	$ 401,583	$ 415,547	$ 432,475	$ 436,809	$ 450,243	$ 469,561	$ 490,453	$ 513,378
$0-$100,000	19	24	28	28	26	11	11	8	8
$100,001-$200,000	65	66	55	58	58	47	42	34	34
$200,001-$300,000	57	55	62	50	49	59	45	40	53
$300,001-$500,000	76	70	64	63	60	63	62	64	62
$500,001-$1,000,000	58	65	59	59	56	61	48	48	63
$1,000,000-$1,500,000	17	20	22	21	21	28	27	24	21
$1,500,000-$2,000,000	4	3	3	4	5	6	7	7	9
$2,000,000-$2,500,000	0	1	1	1	0	0	2	2	1
$2,500,000-$3,000,000	1	1	1	1	0	0	0	0	0
$3,000,000+	0	0	0	0	0	0	0	0	0

(1) Bank Borrowings are net of line of credit origination fees.
(2) Weighted Average Portfolio Yield equals the gross income earned on portfolio loans divided by the average unpaid principal balance (UPB).
(3) Weighted Average Yield - New Originations is based on the estimated yield of each loan and assumes the loans are paid off at maturity.
(4) Average Cash Utilization is calculated using the average daily cash balance and average daily loan portfolio UPB.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

LOAN PERFORMANCE	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
Performing Loans	290	298	292	282	269	267	241	224	249
New Delinquent Loans	5	0	0	0	4	6	2	0	0
Resolved Delinquent Loans	2	0	4	0	1	4	7	0	1
Total Delinquent Loans	7	7	3	3	6	8	3	3	2
Total Historical Delinquent Loans	162	162	162	162	166	172	174	174	174
Performing Loans (UPB)	$ 121,789,533	$ 127,612,870	$ 128,852,820	$ 126,178,771	$ 118,028,415	$ 127,478,220	$ 125,137,885	$ 119,151,229	$ 131,497,876
Total Delinquent (UPB)	$ 2,438,823	$ 2,445,630	$ 823,207	$ 823,814	$ 1,765,271	$ 4,564,946	$ 974,027	$ 974,871	$ 857,944
Non-Performing Loans (UPB)	$ -	$ -	$ -	$ -	$ 1,311,757	$ 4,110,921	$ 846,625	$ 494,582	$ -
Non-Accruing Loans (UPB)	$ 2,438,823	$ 2,445,630	$ 823,207	$ 823,814	$ 453,514	$ 454,025	$ 127,405	$ 480,289	$ 857,944
Provision for Loan Losses (QTR)	$ -	$ 81,642	$ 80,116	$ 52,757	$ 24,548	$ 26,820	$ 80,142	$ 75,646	$ 80,213
Loan Charge Offs (QTR)	$ (105,833)	$ -	$ 1	$ -	$ -	$ -	$ (167,034)	$ -	$ -
Allowance for loan losses	$ 1,804,509	$ 1,886,152	$ 1,966,269	$ 2,019,026	$ 2,043,574	$ 2,070,394	$ 1,983,502	$ 2,059,149	$ 2,139,362
% UPB	1.5%	1.5%	1.5%	1.6%	1.7%	1.6%	1.6%	1.7%	1.6%
Total Historical Charge Offs vs Total Originations	0.221%	0.214%	0.207%	0.201%	0.195%	0.188%	0.193%	0.188%	0.187%
Delinquent Loan Detail									
Total Non-Performing Loans	0	0	0	0	4	6	2	1	0
Total Non-Accuring Loans	7	7	3	3	2	2	1	2	2
Total Impaired Loans	0	0	0	0	0	0	0	0	0
% of Total (# of Loans)									
Performing	97.6%	97.7%	99.0%	98.9%	97.8%	97.1%	98.8%	98.7%	99.2%
Total Delinquent	2.4%	2.30%	1.0%	1.1%	2.2%	2.9%	1.2%	1.3%	0.8%
Non-Performing	0.0%	0.0%	0.0%	0.0%	1.5%	2.2%	0.8%	0.4%	0.0%
Non Accruing	2.4%	2.30%	1.0%	1.1%	0.7%	0.7%	0.4%	0.9%	0.8%
% of Total UPB									
Performing	98.0%	98.1%	99.4%	99.4%	98.5%	96.5%	99.2%	99.2%	99.4%
Total Delinquent	2.0%	1.9%	0.6%	0.6%	1.5%	3.5%	0.8%	0.8%	0.6%
Non-Performing	0.0%	0.0%	0.0%	0.0%	1.1%	3.1%	0.7%	0.4%	0.0%
Non Accruing	2.0%	1.9%	0.6%	0.6%	0.4%	0.3%	0.1%	0.4%	0.6%
% of Total Asset									
Performing	97.6%	97.8%	98.7%	98.9%	98.2%	95.9%	98.5%	99.0%	99.4%
Total Delinquent	2.0%	1.9%	0.6%	0.6%	1.5%	3.4%	0.8%	0.8%	0.6%
Non-Performing	0.0%	0.0%	0.0%	0.0%	1.1%	3.1%	0.7%	0.4%	0.0%
Non Accruing	2.0%	1.9%	0.6%	0.6%	0.4%	0.3%	0.1%	0.4%	0.6%

REO ASSETS	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
New REO Assets (QTR)	0	0	1	0	0	2	1	0	0
Sold REO Assets (QTR)	0	0	1	0	0	1	1	1	0
REO Assets Converted to Rental Properties	0	0	0	0	0	0	0	0	0
Total REO Assets (#)	1	1	1	1	1	2	2	1	1
Total REO Assets ($)	$ 2,132,379	$ 2,137,049	$ 2,167,535	$ 2,181,553	$ 2,181,553	$ 2,649,586	$ 2,514,438	$ 2,111,192	$ 2,123,854
% of Total Assets	1.7%	1.6%	1.7%	1.7%	1.8%	2.0%	2.0%	1.8%	1.6%
Total Historical REO Properties	45	45	46	46	46	48	50	50	50
Historical Foreclosures Reverted to Lender	32	32	33	33	33	35	36	36	36
Historical Deeds-in-Lieu of Foreclosure	13	13	13	13	13	13	14	14	14

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

PORTFOLIO AGE	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
# of Loans									
00-06 months	208	190	171	167	165	174	150	130	169
06-09 months	16	54	48	44	33	29	30	34	21
09-12 months	21	12	27	29	29	22	20	16	18
12+ months	52	49	49	45	48	50	44	47	43
% of Total (# of Loans)									
00-06 months	70%	62%	58%	59%	60%	63%	61%	57%	67%
06-09 months	5%	18%	16%	15%	12%	11%	12%	15%	8%
09-12 months	7%	4%	9%	10%	11%	8%	8%	7%	7%
12+ months	18%	16%	17%	16%	17%	18%	18%	21%	17%
Unpaid Principal Balance									
00-06 months	$ 85,940,521	$ 80,842,165	$ 70,891,565	$ 68,229,833	$ 68,520,807	$ 79,737,531	$ 78,048,379	$ 71,154,671	$ 84,607,315
06-09 months	$ 6,600,735	$ 19,687,089	$ 24,189,697	$ 20,774,125	$ 16,531,426	$ 16,189,814	$ 14,815,341	$ 20,013,646	$ 16,512,513
09-12 months	$ 7,933,438	$ 6,075,106	$ 11,460,818	$ 17,882,466	$ 12,692,625	$ 11,834,740	$ 11,437,177	$ 8,119,224	$ 10,911,845
12+ months	$ 23,753,662	$ 23,454,140	$ 23,133,948	$ 20,116,161	$ 22,048,828	$ 24,281,081	$ 21,811,015	$ 20,838,559	$ 20,324,057
% of Total (UPB)									
00-06 months	69%	62%	55%	54%	58%	63%	62%	60%	64%
06-09 months	5%	15%	19%	16%	14%	13%	12%	16%	13%
09-12 months	6%	5%	9%	14%	11%	9%	9%	7%	8%
12+ months	19%	18%	18%	16%	19%	19%	17%	17%	15%

PORTFOLIO LTV	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
Active Loans (UPB)									
Unpaid Principal Balance (UPB)	$ 124,228,356	$ 130,058,501	$ 129,676,027	$ 127,002,585	$ 119,793,686	$ 132,043,166	$ 126,111,912	$ 120,126,100	$ 132,355,820
Undisbursed Construction Loan Balance (5)	$ 15,157,928	$ 13,929,525	$ 12,225,739	$ 9,728,826	$ 8,389,536	$ 6,682,821	$ 6,134,391	$ 6,773,058	$ 6,300,465
Est. After Repair Value ($)	$ 217,109,000	$ 221,944,000	$ 221,764,000	$ 211,932,000	$ 204,774,000	$ 216,527,000	$ 207,339,000	$ 198,285,000	$ 217,507,700
Loan-to-Value (Fully Funded) (6)	64%	65%	64%	65%	63%	64%	64%	64%	64%
Paid Off Loans (UPB) (QTR)									
Unpaid Principal Balance (UPB)	$ 46,030,744	$ 45,709,132	$ 44,829,278	$ 48,393,119	$ 53,067,387	$ 44,522,885	$ 49,961,385	$ 50,485,302	$ 48,860,469
Average Loan Size (UPB)	$ 407,352	$ 443,778	$ 396,719	$ 410,111	$ 442,228	$ 390,552	$ 446,084	$ 476,276	$ 488,605
Average Loan Size (UPB , Trailing 12 Months)	$ 391,988	$ 390,783	$ 404,649	$ 414,490	$ 423,209	$ 409,903	$ 422,244	$ 438,785	$ 450,379
Properties Sold - Retail (QTR) (7)									
Unpaid Principal Balance (UPB)	$ 38,420,894	$ 38,707,821	$ 37,617,078	$ 39,547,792	$ 43,421,442	$ 35,966,714	$ 42,386,500	$ 45,454,102	$ 41,405,100
Original "After Repair" Loan to Value	64%	62%	67%	66%	66%	65%	65%	66%	66%
Actual Sale Price	$ 63,160,050	$ 63,949,298	$ 59,405,700	$ 65,787,980	$ 72,964,314	$ 58,673,841	$ 69,212,563	$ 72,671,200	$ 66,289,706
Actual Loan-to-Sales Price (LTV)	61%	61%	63%	60%	60%	61%	61%	63%	62%
Properties Sold (# of Loans)	84	82	90	87	90	81	84	86	77
Refinanced Loans & Wholesaled Properties (QTR) (7)									
Unpaid Principal Balance (UPB)	$ 7,609,850	$ 7,001,311	$ 7,678,439	$ 8,845,327	$ 9,645,945	$ 8,105,671	$ 7,710,410	$ 5,031,200	$ 7,716,100
Loans Refinanced & Wholesaled (# of Loans)	29	21	26	31	30	33	28	20	23

BORROWER CONCENTRATION	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
Portfolio Borrowers	171	173	165	147	139	136	128	132	144
Avg. Loans / Borrower	1.7	1.8	1.8	1.9	2.0	2.0	1.9	1.7	1.7
Avg. % of Portfolio UPB per Borrower	0.6%	0.6%	0.6%	0.7%	0.7%	0.7%	0.8%	0.8%	0.7%
Top Borrower (% of UPB)	3.1%	4.5%	3.6%	8.0%	8.5%	9.9%	8.2%	9.2%	8.5%
Top 3 Borrowers (% of UPB)	7.9%	10.9%	10.3%	14.9%	16.6%	16.4%	17.3%	17.1%	17.2%

(5) Undisbursed Construction Loan Balance is comprised of construction funds that have been approved but not yet dispersed.

(6) Estimated Loan-to-Value assumes all loans are fully funded and improvements to real estate have been completed. Value is based on After Repair Value (ARV).

(7) Properties sold wholesale or refinanced are excluded from "Properties Sold - Retail" LTV analysis due to lack of market based pricing data.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

PROJECT TYPE	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
# of Loans									
SFR - Rehab	271	279	267	265	257	262	234	220	248
SFR - New Construction	23	23	26	18	17	13	10	6	2
MFR - Rehab (8)	3	2	1	1	0	0	0	0	0
MFR - New Construction	0	0	0	0	0	0	0	1	1
Commercial	0	0	0	0	0	0	0	0	0
Land Entitlements	0	1	1	1	1	0	0	0	0
% of UPB									
SFR - Rehab	90%	89%	89%	91%	91%	92%	93%	95%	98%
SFR - New Construction	9%	10%	11%	9%	9%	8%	7%	4%	1%
MFR - Rehab	1%	<1%	<1%	<1%	0%	0%	0%	0%	0%
MFR - New Construction	0%	0%	0%	0%	0%	0%	0%	<1%	<1%
Commerical	0%	0%	0%	0%	0%	0%	0%	0%	0%
Land Entitlements	0%	<1%	<1%	<1%	<1%	0%	0%	0%	0%

COLLATERAL GEOGRAPHY	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
ARIZONA									
# of Active Loans (EOQ)	5	10	9	6	6	5	4	4	2
% of Total UPB	2%	3%	2%	1%	2%	1%	1%	1%	<1%
# of Paid Off Loans (QTR)	3	2	1	3	—	2	1	—	2
% of Paid Off UPB	2%	2%	1%	2%	—	1%	<1%	—	1%
CALIFORNIA									
# of Active Loans	122	129	130	133	125	150	143	138	163
% of Total UPB	57%	59%	63%	66%	63%	67%	72%	74%	75%
# of Paid Off Loans (QTR)	39	47	50	45	54	44	53	57	54
% of Paid Off UPB	53%	62%	57%	54%	69%	61%	64%	66%	67%
COLORADO									
# of Active Loans	21	16	13	13	13	12	9	4	5
% of Total UPB	10%	8%	7%	8%	8%	8%	7%	4%	4%
# of Paid Off Loans (QTR)	6	9	5	4	4	3	5	7	1
% of Paid Off UPB	7%	9%	8%	5%	6%	3%	6%	12%	2%
D.C - Washington									
# of Active Loans	1	1	1	—	—	—	—	—	—
% of Total UPB	<1%	<1%	<1%	—	—	—	—	—	—
# of Paid Off Loans (QTR)	—	—	—	1	—	—	—	—	—
% of Paid Off UPB	—	—	—	<1%	—	—	—	—	—
FLORIDA									
# of Active Loans	8	6	6	6	8	8	10	8	4
% of Total UPB	2%	1%	1%	2%	2%	3%	3%	3%	<1%
# of Paid Off Loans (QTR)	5	4	1	1	2	2	1	3	4
% of Paid Off UPB	2%	3%	1%	<1%	<1%	1%	<1%	1%	5%
GEORGIA									
# of Active Loans	1	2	4	2	4	4	2	1	1
% of Total UPB	<1%	<1%	1%	<1%	1%	1%	<1%	<1%	<1%
# of Paid Off Loans (QTR)	1	—	—	2	1	—	2	1	1
% of Paid Off UPB	<1%	—	—	<1%	<1%	—	<1%	1%	<1%
INDIANA									
# of Active Loans	3	2	—	—	—	—	—	—	—
% of Total UPB	<1%	<1%	—	—	—	—	—	—	—
# of Paid Off Loans (QTR)	—	1	2	—	—	—	—	—	—
% of Paid Off UPB	—	1%	1%	—	—	—	—	—	—
MARYLAND									
# of Active Loans (EOQ)	25	20	13	12	14	7	2	2	1
% of Total UPB	4%	3%	2%	2%	2%	1%	<1%	<1%	<1%
# of Paid Off Loans (QTR)	11	10	9	4	—	8	6	—	2
% of Paid Off UPB	5%	4%	4%	2%	—	4%	3%	—	<1%

(8) Multi family residential is defined as consisting of 5 or more residential units.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

COLLATERAL GEOGRAPHY	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
MISSOURI									
# of Active Loans	13	18	15	26	22	8	1	1	1
% of Total UPB	1%	1%	1%	2%	2%	1%	<1%	<1%	<1%
# of Paid Off Loans (QTR)	7	4	7	4	13	14	7	—	—
% of Paid Off UPB	1%	1%	2%	1%	3%	3%	1%	—	—
NORTH CAROLINA									
# of Active Loans	8	13	16	15	14	16	16	8	14
% of Total UPB	1%	1%	2%	2%	2%	2%	2%	1%	2%
# of Paid Off Loans (QTR)	5	4	4	10	11	12	9	15	5
% of Paid Off UPB	1%	2%	1%	3%	3%	3%	3%	4%	1%
OREGON									
# of Active Loans	44	44	42	31	26	25	20	27	31
% of Total UPB	12%	12%	12%	9%	9%	7%	6%	9%	9%
# of Paid Off Loans (QTR)	9	10	13	17	9	12	9	5	11
% of Paid Off UPB	7%	8%	10%	17%	7%	12%	9%	4%	11%
SOUTH CAROLINA									
# of Active Loans	—	—	—	—	—	—	—	—	1
% of Total UPB	—	—	—	—	—	—	—	—	<1%
# of Paid Off Loans (QTR)	—	—	—	—	—	—	—	—	—
% of Paid Off UPB	—	—	—	—	—	—	—	—	—
TENNESSEE									
# of Active Loans	1	1	1	—	—	—	—	—	—
% of Total UPB	<1%	<1%	<1%	—	—	—	—	—	—
# of Paid Off Loans (QTR)	—	—	—	1	—	—	—	—	—
% of Paid Off UPB	—	—	—	<1%	—	—	—	—	—
TEXAS									
# of Active Loans	19	15	20	18	19	17	18	17	11
% of Total UPB	5%	4%	3%	3%	4%	3%	4%	3%	2%
# of Paid Off Loans (QTR)	15	6	6	9	8	6	4	6	8
% of Paid Off UPB	11%	4%	5%	4%	3%	3%	2%	3%	4%
UTAH									
# of Active Loans	6	8	10	9	10	11	10	7	9
% of Total UPB	1%	1%	2%	2%	2%	3%	3%	2%	2%
# of Paid Off Loans (QTR)	6	2	4	5	8	5	8	6	6
% of Paid Off UPB	3%	1%	2%	3%	4%	3%	5%	4%	4%
VIRGINIA									
# of Active Loans	6	6	4	6	5	3	2	3	1
% of Total UPB	1%	1%	1%	<1%	<1%	<1%	<1%	<1%	<1%
# of Paid Off Loans (QTR)	1	—	3	3	3	3	2	1	2
% of Paid Off UPB	<1%	—	1%	1%	<1%	1%	<1%	<1%	1%
WASHINGTON									
# of Active Loans	14	14	11	8	9	9	7	7	7
% of Total UPB	3%	4%	3%	2%	4%	3%	3%	3%	3%
# of Paid Off Loans (QTR)	5	4	8	9	7	3	5	5	4
% of Paid Off UPB	7%	3%	7%	8%	4%	4%	5%	5%	3%

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.